FOR IMMEDIATE RELEASE
                                              FOR FURTHER INFORMATION CONTACT:
                                              Alan W. Dakey at (717) 692-2133


                 MID PENN BANCORP, INC. COMPLETES ACQUISITION OF
                              MINERS BANK OF LYKENS

     MILLERSBURG,  PA. . . . MID PENN BANCORP, INC., (AMEX MBP) headquartered in
Millersburg, Pennsylvania, and parent company of Mid Penn Bank, a Pennsylvania chartered bank (the "Bank"), today announced the completion of the acquisition of Miners Bank of Lykens ("Miners"), headquartered in Lykens, Pennsylvania. The transaction was effected pursuant to the terms of an Agreement and Plan of Reorganization, dated January 9, 1998, by and among Mid Penn Bancorp, Inc., the Bank and Miners (the "Agreement").

     The  transaction  was  structured  to be a tax  free  reorganization  under
Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as a pooling of interests for financial reporting purposes.

     Simultaneously with the acquisition of Miners, Miners was merged with, into and under the charter of the Bank. The addition of Miners's approximately $28 million in assets, increases on a pro forma basis, Mid Penn's total assets, deposits and equity to approximately $262 million, $215 million, and $25
million,  respectively.   With  the  addition  of  Miners's  office  in  Lykens,
Pennsylvania, the Bank now has ten (10) banking offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties, Pennsylvania.

     At that time, each shareholder of Miners received 10 shares of common stock of Mid Penn in exchange for each share of common stock owned of Miners. In accordance with the Agreement, Mid Penn issued 148,250 shares of Mid Penn Common Stock in exchange for all of the outstanding stock of Miners.

     The merger was overwhelmingly approved during a Special Meeting of the Shareholders of Miners held June 11, 1998.

     Eugene F. Shaffer, Chairman, President and Chief Executive Officer of Mid Penn, said, "We are delighted to have Miners Bank of Lykens join our banking family. We are confident that their affiliation with the Bank will serve the consumers and business of the greater Lykens area well."

     "We are looking forward to our new relationship with Mid Penn Bancorp, Inc. and the opportunity to emerge as a leading financial institution in our area. With Mid Penn's knowledge of the Lykens area and the Bank's diverse product line, we are excited about expanding our services to the community," Franklin W. Ruth, Jr., President and Chief Executive Officer.